CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 7, 2012 on the financial statement of the DMS India MidCap Index Fund (the "Fund"), a series of the DMS Funds of August 7, 2012 and for the periods indicated therein and to all references to our firm in the Prospectus and Statement of Additional Information in this Pre-Effective Amendment to the DMS Funds Registration Statement on Form N-1A.

Abington, Pennsylvania

August 7, 2012

THE DMS INDIA MIDCAP INDEX FUND

A SERIES OF THE DMS FUNDS

Statement of Assets and Liabilities

August 7, 2012

Sanville & Company CERTIFIED PUBLIC ACCOUNTANTS
ROBERT F. SANVILLE, CPA MICHAEL T. BARANOWSKY, CPA JOHN P. TOWNSEND, CPA	1514 OLD YORK ROAD ABINGTON, PA 19001 (215) 884-8460 • (215) 884-8686 FAX	MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
140 EAST 45TH STREET NEW YORK, NY 10017 (212) 661-3115 • (646) 227-0268 FAX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Trustees

  of the DMS India MidCap Index Fund

  A Series of The DMS Funds

We have audited the accompanying statement of assets and liabilities of the DMS India MidCap Index Fund (the “Fund”), a series of the DMS Funds (the “Trust”) as of August 7, 2012. This statement of assets and liabilities is the responsibility of the Fund’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. Our procedures included confirmation of fund assets with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the DMS India MidCap  Index Fund, a series of the DMS Funds, as of August 7, 2012, in conformity with accounting principles generally accepted in the United States of America.

Abington, Pennsylvania
August 7, 2012

DMS INDIA MIDCAP INDEX FUND

A SERIES OF THE DMS FUNDS

Notes to Financial Statement

August 7, 2012

1.

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization:  The DMS India MidCap Index Fund (the “Fund”) is the sole series of The DMS Funds (the “Trust”), a diversified, open-end management investment company registered with the Securities and Exchange Commission.  The Trust was organized as a business trust under the laws of Pennsylvania on March 28, 2012 by the filing of a Declaration of Trust.  The Trust is permitted to issue an unlimited number of shares of beneficial interest of separate series. The Fund is the only series currently authorized by the Trustees. The investment adviser to the Fund is DMS Advisors, Inc. (the “Advisor”).

The DMS India MidCap Index Fund seeks to track the performance of a benchmark index (the CNX Midcap Index) that measures the investment return of stocks issued by mid-sized companies located in India.

The Fund has had no operations to date other than matters relating to its organizational matters and the sale of 10,000 shares of beneficial interest to its shareholder, the Adviser, as indicated below:

Name	Relationship	Value Shares Purchased	Shares Purchased

Marshad Capital Group, Inc.	Interested party	$100,000	10,000

The Fund is an index fund and will be invested in the securities that comprise the Indian Midcap Index.

Security Valuations: The valuation of portfolio securities is determined in accordance with procedures established by, and under the direction of, the Fund’s Board of Trustees. The Fund’s assets are generally valued at their market value using market quotations.  The Fund may use pricing services to determine market value.  If market prices are not available or, in the adviser’s opinion, market prices do not reflect fair value, or if an event occurs after the close of trading on the domestic or foreign exchange or market on which the security is principally traded (but prior to the time the NAV is calculated) that materially affects fair value, the adviser will value the Fund’s assets at their fair value according to policies approved by the Trustees.

Securities and assets for which representative market quotations are not readily available or which cannot be accurately valued using the Fund's normal pricing procedures are valued at fair value as determined in good faith under policies approved by the Trustees.

DMS INDIA MIDCAP INDEX FUND

A SERIES OF THE DMS FUNDS

Notes to Financial Statement

August 7, 2012

1.

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments: The Fund uses the replication method of investing, meaning that the Fund will generally hold the same stocks as those in its target index, and as closely as possible in the exact same proportions.

The Fund, in most cases, will obtain economic exposure to stocks of its target index (component securities) by investing directly in common stocks.  However, the Fund reserves the right to obtain economic exposure to component securities indirectly by purchasing depositary receipts of the component securities.  Depositary receipts are securities that are listed on exchanges or quoted in over-the-counter markets in one country, but represent shares of issuers domiciled in another country.  Generally, the Fund will hold depositary receipts only when the advisor believes that the Fund would benefit from holding the depositary receipt, rather than the underlying component security.  The Fund might opt to hold depositary receipts if the foreign market in which a stock trades does not provide adequate protection to the rights of foreign investors or if government regulators place restrictions on the free flow of capital or currency.  The Fund treats depositary receipts that represent interests in component securities as component securities for purposes of any requirements related to the percentage of component securities held in the Fund’s portfolio.

Derivatives: The Fund may invest, to a limited extent, in stock futures and options contracts, warrants, convertible securities, and swap agreements, all of which are types of derivatives.

Money Market Funds: The Fund’s daily cash balance may be invested in one or more U.S. money market funds, which will be selected by the Advisor from time to time.

Federal Income Taxes: The Fund’s policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders.  The Fund intends to declare and pay dividends quarterly and net capital gains annually.  The Fund intends to distribute substantially all of its net investment income and net realized capital gains to its shareholders. Therefore, no federal income tax provision is required.

Distributions to Shareholders: The Fund intends to distribute to its shareholders substantially all of its net realized capital gains and net investment income, if any, at year-end. Distributions will be recorded on ex-dividend date.

Redemption and Account Service Fees: The Fund charges a 2.0% on shares redeemed before they have been held for thirty days.  An account service fee of $20 per year applies to certain Fund accounts whose balances are less than $1,000.

Other: The Fund records security transactions on the trade date.  The Highest Cost specific identification method is used for determining gains or losses for financial statements and income tax purposes.  Dividend income is recorded on the ex-dividend date and interest income is

DMS INDIA MIDCAP INDEX FUND

A SERIES OF THE DMS FUNDS

Notes to Financial Statement

August 7, 2012

1.

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

recorded on an accrual basis. Discounts and premiums are amortized over the useful lives of the respective securities. Withholding taxes on foreign dividends will be provided for in accordance with the Fund’s understanding of the applicable country’s tax rules and rates.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and

2.

MANAGEMENT, CUSTODY AND SERVICES AGREEMENT

The Fund has an investment advisory agreement with DMS Advisors Inc. (the “Adviser”), under which the Adviser, subject to such policies as the Trustees of the Fund may determine, the Adviser, at its expense, will furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities subject always to applicable investment objectives, policies and restrictions.  The Fund pays the Adviser a fee, computed daily and payable monthly, at the annual rate of 0.75% of the Fund’s average daily net assets. The Advisor has agreed to waive its fees, and/or to directly pay the expenses or reimburse the Fund as necessary, to keep the Fund’s operating expenses at or below 0.96%, until such time as the Fund reaches $100 million in net assets.

The Advisory Agreement has been approved by the Board of Trustees of the Fund and will continue in effect until July 31, 2014, unless sooner terminated, and may be renewed from year to year by the affirmative vote of a majority of the independent trustees of the Fund in person at a meeting called for that purpose or by the vote of a majority of the outstanding shares of the Fund. The Advisory Agreement automatically terminates on assignment, and is terminable upon notice by the Fund. In addition, the Advisory Agreement may be terminated upon thirty (30) days written notice by the Adviser or the Fund.

The Fund pays, in addition to the advisory fee described above, all expenses not borne by the Adviser, including, without limitation, fees and expenses of the Trustees, interest charges, taxes, brokerage commissions, expenses of issue or redemption of shares, fees and expenses of registering and qualifying the shares of the Fund for distribution under federal and state laws and regulations, charges of custodians, auditing and legal expenses, reports to shareholders, expenses of meetings of shareholders, expenses of printing and mailing prospectuses, proxy statements and proxies to existing shareholders, and insurance premiums.

The Fund also has an investment company services agreement with Mutual Shareholder Services, LLC (“MSS”), whereby MSS will provide accounting services, administrative

DMS INDIA MIDCAP INDEX FUND

A SERIES OF THE DMS FUNDS

Notes to Financial Statement

August 7, 2012

2.

MANAGEMENT, CUSTODY AND SERVICES AGREEMENT (Continued)

services, compliance services and transfer agent, shareholder servicing agent and dividend disbursing agent services to the Fund.

The Fund has a custodial services agreement with Citibank, N.A. under which the Bank will act as Fund custodian.  It holds all securities and cash of the Fund, delivers and receives payment for securities sold, receives and pays for securities purchased, collects income from investments and performs other duties as directed by the Adviser.  Citibank has no supervisory function over management of the Fund. In addition, the Fund has a custody agreement with National Penn Investors Trust Company (“NPITC”) under which NPITC will perform the aforementioned services for the Fund.

The Fund also has an investment facilitation agreement IIFL Inc. under which the Fund will utilize the Company to facilitate investing into India. All decisions in connection with any investments shall be the exclusive responsibility of the Fund’s Board of Trustees.

3.

DISTRIBUTION FEES

The Fund has not adopted a Rule 12b-1 plan which would allow it to pay distribution and other fees of the sale and distribution of its shares and for services provided to shareholders.

4.

ORGANIZATIONAL EXPENSES

The Adviser has agreed to pay all initial organizational expenses of the Fund.

DMS INDIA MIDCAP FUND
A SERIES OF THE DMS FUNDS
Statement of Assets and Liabilities
August 7, 2012

ASSETS
Cash, at custodian bank	$100,000

LIABILITIES	-

Net Assets	$100,000

Net assets consist of:
Shares of beneficial interest, unlimited authorized shares
10,000 shares issued and outstanding	$100,000

Net Assets	$100,000

Net asset value per share (based on shares of beneficial
interest issued and outstanding)	$10.00